                                                                    EXHIBIT (6)p

                               [AXYN LETTERHEAD]


The Board of Directors
AXYN Corporation
#201-338 Montreal Road
Vanier, Ontario  K1L 6B3
Canada

RE:                   Valuation for AXYN INTERNATIONAL GMBH ("INTL")

Dear Sirs:

AXYN International GmbH ("INTL") was created by the founding partners of AXYN Corporation as a Swiss GmbH company in the Canton of Zug. Since initial operations were expected to be supported by AXYN Canada, the founders left INTL as a private company expecting that when sufficient business plans and opportunities had been developed that INTL would be integrated into AXYN Corporation. AXYN Canada has become more focused on its Canadian operations and its ability to support the INTL operation is limited. The Board recognized that INTL must be integrated into AXYN Corporation ("CORP") if it is to meet expected targets for significant growth coming from Europe and the need to focus more attention specifically on getting the European business into the AXYN group of companies. In completing the integration into AXYN (we all appreciate that we have been operating INTL as though it was part of the AXYN group) we need to provide supporting information for the valuation established by the Board of AXYN Corporation.

The purpose of this letter is to look at potential valuation issues and to put forth a strong rationale for undertaking the acquisition at this time.

The Board determined that the transaction had to take into consideration the work undertaken to secure a substantial contract with a European Government (the Control Centre Contract) and that upon the award of this contract to AXYN, that the size of this contract would merit additional consideration, if within acceptable parameters to AXYN. So a dual valuation method was agreed to.

Thus the Board established that the purchase of 100% of the equity in INTL for $1.00 USD cash on closing and acceptance of the transfer of existing shareholder loans, by the insiders with terms equivalent to other insider loan arrangements in CORP to be fair and equitable. The loans are approx. $444,978 USD and represent start-up costs and operation of Unitra-AXYN Sp. Z.o.o., payroll and benefits and contract delivery costs from start-up to July 8, 1999 and costs associated with the establishment of AXYN International GmbH. INTL has existing Year 2000 contracts and is expected to be profitable by Q1 FY2000.

The Board further agreed to the issuance of 1,000,000 Common shares to existing INTL shareholders deliverable upon signing of the significant Control Centre contract or the signing of a definitive Teaming Agreement with a major Systems Integration partner with a commitment to fund the development of the significant Control Centre project sufficiently to cover all costs until the contract is released by the customer or exceeding its Q3 FY2000 revenue forecast of $2,756,832 for sales within the International territory; and to further issue of 500,000 Convertible Preferred shares of AXYN Corporation with a conversion date of no sooner than December 31, 2003 and convertible into AXYN Corporation shares at the rate of each Convertible Preferred share into three (3) Common shares upon signing of the Control Centre contract or the signing of a definitive Teaming Agreement with a major Systems Integration partner with a commitment to fund the development of the Control Centre project sufficiently to cover all costs until the contract is released by the customer or exceeding its Q3 FY2000 revenue forecast of $2,756,832 for sales within the International territory (hereinafter referred to as the Valuation Adjustment). The Board also stipulated that if the Control Centre contract or other conditions were not met by March 31, 2000 that the Valuation Adjustment would expire and no further payments would be due to the INTL shareholders.

The initial valuation of $1.00 USD was based on the current book value of INTL, contracts in hand and the inherent upside should the Control Centre Contract be awarded. The Valuation Adjustment was tied to AXYN share price. The table below summarizes the trading details during the period December 1, 1998 through to May 21, 1999. A more detailed listing is provided at ANNEX A - AXYN Corporation Historical Stock Performance.

          --------------------------------------------------------------------
            ITEM       DATE       OPEN     HI      LOW     CLOSE    VOLUME
          --------------------------------------------------------------------
            WEEKLY AVERAGES      1.5529  1.7223   1.321    1.5144   63,032
          --------------------------------------------------------------------


COMMON SHARE VALUATION

In determining a fair market value of AXYN 1,000,000 common shares, AXYN has used the average closing trading price of $1.5144 USD for the period from December 1, 1998 through to May 20, 1999 for the AXYN Corporation shares to calculate the value of the shares being offered to INTL. Based on this value, offering 1,000,000 common shares of AXYN would be valued at $1.5144M USD for free trading shares today. Since these shares are 144 shares under the US Securities definition, the shares must be held for a minimum of 12 months before they can be traded. AXYN has further discounted the value by 50% which represents the inherent risks to the shareholders given the nature of AXYN stock being an OTCBB stock. Thus a value of $750.K USD has been assigned to these shares for the purposes of valuation only.

CONVERTIBLE PREFERRED SHARES

The offering of 500,000 convertible preferred shares (CPS) that are not convertible prior to December 31, 2003 or out at least 4.5 years also must be valued. Putting a value on these is more difficult to determine given the timing and market volatility. Certainly the timing and uncertainty introduces significant risks and as such their value should be discounted accordingly. For these reasons a 50% discount to market was applied, as above for the common shares, and a further .36118 discount factor was applied for the effects of net present value (NPV). NPV equates to the present value of cash, if it was available today instead of having to wait 4.5 years, assuming a annual earning rate of 10% on the capital. Thus the value of the convertible preferred shares are calculated as follows:

-----------------------------------------------------------------------------------------------
                        TOTAL        SHARE   DISCOUNT     EFFECTS OF      NPV      EFFECTS OF
    CPS       RATIO    COMMONS       VALUE    TO MKT       DISCOUNT      FACTOR        NPV
-----------------------------------------------------------------------------------------------
  500,000       3     1,500,000    $ 1.5144   50.00%     $ 1,135,800     .36118     $725,569
-----------------------------------------------------------------------------------------------

Thus, based on a 100% share exchange between AXYN Corporation and AXYN International with the Control Centre contract, AXYN has valued the transactions at $1.47M USD ($750,000 + $725,569 = $1.47M).

Lets now take a look at how AXYN International has valued the Control Centre contract.

VALUATION ADJUSTMENT

In June 1999 Unitra-AXYN signed a Letter Of Intent (LOI) with the a large European government for the design, management, construction, installation, integration, commissioning and support for a network of regional Control Centre facilities along with supporting information technology infrastructure, hardware, software and communications, collectively called the Control Centre project. INTL believes the effective contribution margin from this project to be in excess of $50.M USD over 3-5 years.

The effective date of the integration of AXYN International into AXYN Corporation has been established as of July 8, 1999.

OTHER CONSIDERATIONS

CUSTOMERS: AXYN International has been primarily focussed on the Y2K and control centre businesses for AXYN.It has established an impressive list of customers, including Bank PKO BP, Elktrim S.A., Minex Export-Import S.A., the Ministry of Internal Affairs and Administration and the Ministry of Industry of the Polish government, PZU S.A., Energo Projekt Consulting and the Siersza Electric Power Generating Plant. AXYN believes that the value of these relationships will assist AXYN in future sales and market penetration. No specific value has been assigned to these relationships.

FINANCIAL RESULTS: The acquisition of International using the pooling accounting method, according to US GAAP rules, allows AXYN to consolidate its operating results by combining International financial results. The net effect is that the net addition to AXYN is $124,367 of revenues and an accumulated loss of $428,845. The financial statements for AXYN International are detailed at Appendix "B" to this document and are summarized in the following table:

                      ------------------------------------
             $USD      CONTRACT    RETAINED       S/H
                        BACKLOG     EARNINGS     LOANS
             ---------------------------------------------
             INTL       $ 450,000  $(343,406)   $ 444,976
             ---------------------------------------------


SUMMARY

In evaluating the fair market value for the acquisition of AXYN International many factors come into play, as noted above. Using the net contribution margin to AXYN, taking into account the Control Centre project to be in excess of $50.M USD over 3-5 years. AXYN believes that the price of $1.47M to be a reasonable valuation.

Given that the existing Board of Directors has a vested interest in both sides of this evaluation, the Board must rely upon a fair and equitable valuation that treats all shareholders equally. Using the most conservative approaches to valuing the transaction provides such fairness.

I trust that the Board will review the approach outlined in this letter and provide supportive documentation and constructive comment with respect to these valuations. If you are in agreement please endorse this approach by signing your acknowledgement in the place indicated below. Should you have any questions or additional points and/or concerns, please forward these to the undersigned at your earliest convenience. Yours very truly,

Scott Feagan
President, AXYN Corporation

The undersigned to hereby acknowledge and agree with the valuations as set forth herein:

------------------------------                 ------------------------------
Robert L. Bell                                 Scott Feagan

------------------------------                 ------------------------------
Chris Zawitkowski                              Janusz Rydel

                                     ANNEXES

             ANNEX A - AXYN CORPORATION HISTORICAL STOCK PERFORMANCE

          --------------------------------------------------------------------
            ITEM       DATE       OPEN     HI      LOW     CLOSE    VOLUME
          --------------------------------------------------------------------
             1       04-Dec-98     1.500   1.875    1.250   1.875      54,400
          --------------------------------------------------------------------
             2       11-Dec-98     1.875   1.875    1.250   1.250      11,800
          --------------------------------------------------------------------
             3       18-Dec-98     1.406   1.875    1.406   1.500      13,800
          --------------------------------------------------------------------
             4       25-Dec-98     1.750   2.625    1.718   2.310     340,500
          --------------------------------------------------------------------
             5       01-Jan-99     2.312   2.312    1.812   2.312     115,100
          --------------------------------------------------------------------
             6       08-Jan-99     2.343   2.625    2.000   2.125      96,300
          --------------------------------------------------------------------
             7       15-Jan-99     2.187   2.375    2.000   2.000      78,700
          --------------------------------------------------------------------
             8       22-Jan-99     2.000   2.125    1.687   2.000      71,900
          --------------------------------------------------------------------
             9       29-Jan-99     2.000   2.062    1.875   1.937      48,000
          --------------------------------------------------------------------
             10      05-Feb-99     1.937   2.218    1.687   1.875     215,000
          --------------------------------------------------------------------
             11      12-Feb-99     1.937   2.062    1.625   1.625      63,000
          --------------------------------------------------------------------
             12      19-Feb-99     1.625   1.875    1.625   1.812      26,700
          --------------------------------------------------------------------
             13      26-Feb-99     1.812   1.812    1.562   1.562      14,000
          --------------------------------------------------------------------
             14      05-Mar-99     1.750   1.750    1.250   1.375      17,100
          --------------------------------------------------------------------
             15      12-Mar-99     1.250   1.500    0.875   1.500      41,100
          --------------------------------------------------------------------
             16      19-Mar-99     1.500   1.625    1.187   1.250      43,100
          --------------------------------------------------------------------
             17      26-Mar-99     1.250   1.250    0.937   1.062      72,700
          --------------------------------------------------------------------
             18      02-Apr-99     1.250   1.437    1.125   1.350      46,200
          --------------------------------------------------------------------
             19      09-Apr-99     1.250   1.312    1.000   1.250      43,800
          --------------------------------------------------------------------
             20      16-Apr-99     1.250   1.250    1.000   1.187      37,400
          --------------------------------------------------------------------
             21      23-Apr-99     0.937   1.062    0.937   1.000      15,100
          --------------------------------------------------------------------
             22      30-Apr-99     0.750   1.125    0.750   1.000      14,600
          --------------------------------------------------------------------
             23      07-May-99     1.015   1.015    0.812   0.890      14,700
          --------------------------------------------------------------------
             24      14-May-99     1.000   1.000    0.812   0.812      14,900
          --------------------------------------------------------------------
             25      21-May-99     0.937   1.015    0.843   1.000      65,900
          --------------------------------------------------------------------
            WEEKLY AVERAGES       1.5529  1.7223    1.321  1.5144      63,032
          --------------------------------------------------------------------

                                     ANNEX B

                 AXYN INTERNATIONAL GMBH JULY 8, 1999 STATEMENTS

[NO ATTACHMENT IN ORIGINAL.]

                                     ANNEX A

                          AXYN TECHNOLOGIES CORPORATION
                                 PROFIT AND LOSS
                           JULY 1998 THROUGH JUNE 1999

ORDINARY INCOME/EXPENSE                              JUL'98 - JUN'99
-----------------------                              ---------------
    Income
        4000 - Revenue                                  174,301.30
        4055 - US Exchange                               12,250.00
                                                       -----------
    Total Income                                        186,551.30
                                                       -----------
    Gross Profit                                        186,551.30
                                                       -----------

    Expense
        5120 - Marketing                                 89,293.89
        5200 - Office - Ottawa                           60,434.98
        5300 - Corporate                                  8,762.71
        5600 - Labour Variances                         530,787.29
        5800 - Travel Expense                            47,063.41
        6999 - Uncategorized Expenses                    93,477.09
                                                       -----------
    Total Expense                                       829,819.37
                                                       -----------
    Net Ordinary Income                                (643,268.07)
                                                       -----------
NET INCOME                                             (643,268.07)
                                                       -----------

                                     ANNEX A

                          AXYN TECHNOLOGIES CORPORATION
                                  BALANCE SHEET
                               AS OF JUNE 30, 1999

ASSETS                                                               JUN 30, `99
                                                                     ----------
    Current Assets
        Chequing/Savings
               1100 - Bank US                                         11,987.77
                                                                     ----------
        Total Chequing/Savings                                        11,987.77
                                                                     ----------

        Accounts Receivable
               1200 Accounts Receivable                               43,533.89
                                                                     ----------
        Total Accounts Receivables                                    43,533.89
                                                                     ----------

        Other Current Assets
               1300 - Intercompany Recoverables                       49,536.17
                                                                     ----------
        Total Current Other Assets                                    49,536.17
                                                                     ----------

    Total Current Assets                                             105,057.83
                                                                     ----------

    Fixed Assets
        1500 - Computers                                               4,789.92
        1600 - Equipment                                               1,008.18
                                                                     ----------
        Total Fixed Assets                                             5,798.10
                                                                     ----------
TOTAL ASSETS                                                         110,855.93
                                                                     ==========
LIABILITIES & EQUITY
    Liabilities
        Current Liabilities
               Accounts Payable
               2100 - Account Payable                                 16,849.81
                                                                     ----------
        Total Accounts Payable                                        16,849.81
                                                                     ----------
        Total Current Liabilities                                     16,849.81
                                                                     ----------
        Total Liabilities                                             16,849.81
                                                                     ----------

    Equity
        3800 - Share Capital - Common Shares                          37,500.00
        3840 - Shareholders' Loans                                   701,886.34
        3900 - Retained Earnings                                      (2,112.15)
        Net Income                                                  (643,268.07)
                                                                     ----------
    Total Equity                                                      94,006.12
                                                                     ----------

TOTAL LIABILITIES & EQUITY                                           110,855.93
                                                                     ==========

                                     ANNEX B

                     AXYN TECHNOLOGIES 3-YEAR SALES FORECAST

I   HI - FORECAST

                                                                               BUDGET       FORECAST      FORECAST
                         PRODUCT/SERVICE OFFERING                               2000          2001          2002          TOTAL
                         ------------------------                            ----------    ----------   -----------    ------------
                         REVENUE
                         Year 2000 Products and Services                     $   70,000                                $    70,000
                         Systems Integration and Commodities Brokerage       $  666,667    $2,000,000   $ 3,000,000    $ 5,666,667
                         Command and Control Systems                         $1,000,000    $2,500,000   $ 6,000,000    $ 9,500,000
                         Mobile Communications and Computing                 $       --    $  500,000   $ 1,000,000    $ 1,500,000
                         Internet Solutions                                  $       --    $  500,000   $ 1,000,000    $ 1,500,000
                                                                             ==========    ==========   ===========    ===========
                                                             Total Sales     $1,736,667    $5,500,000   $11,000,000    $18,236,667
                         COST OF GOODS SOLD
                         Year 2000 Products and Services                     $   35,000    $       --   $        --
                         Systems Integration and Commodities Brokerage       $  533,333    $1,800,000   $ 2,700,000    $ 4,816,667
                         Command and Control Systems                         $  750,000    $2,000,000   $ 4,800,000    $ 7,550,000
                         Mobile Communications and Computing                 $       --    $  325,000   $   650,000    $   975,000
                         Internet Solutions                                  $       --    $  325,000   $   650,000    $   975,000
                                                                             ==========    ==========   ===========    ===========
                                                     Total Cost of Sales     $1,318,333    $4,450,000   $ 8,800,000    $14,316,667
                                                                             ==========    ==========   ===========    ===========
                         GROSS MARGIN                                        $  418,333    $1,050,000   $ 2,200,000    $ 3,920,000
                         GROSS MARGIN %                                              24%           19%           20%            21%
                         INDIRECT COSTS
                         Labour                                              $   70,000    $  250,000   $   400,000    $   720,000
                         Expenses                                            $   90,000    $  250,000   $   400,000    $   740,000
                                                                             ==========    ==========   ===========    ===========
                                                    Total Indirect Costs     $  160,000    $  500,000   $   800,000    $ 1,460,000
                                                         Indirect Cost %              9%            9%            7%             8%
                         CONTRIBUTION MARGIN                                 $  258,333    $  550,000   $ 1,400,000    $ 2,460,000
                         CONTRIBUTION MARGIN %                                       15%           10%           13%            13%
                                                                             ==========    ==========   ===========    ===========

                            AXYN TECHNOLOGIES 3-YEAR SALES FORECAST

II  LO - FORECAST

                                                                               BUDGET       FORECAST      FORECAST
                         PRODUCT/SERVICE OFFERING                               2000          2001          2002          TOTAL
                         ------------------------                            ----------    ----------   -----------    -----------
                          REVENUE
                          Year 2000 Products and Services                     $ 29,719     $       --   $        --    $    29,719
                          Systems Integration and Commodities Brokerage       $283,038     $1,797,241   $ 3,000,000    $ 5,080,279
                          Command and Control Systems                         $424,557     $2,246,551   $ 6,000,000    $ 8,671,108
                          Mobile Communications and Computing                 $     --     $  449,310   $ 1,000,000    $ 1,449,310
                          Internet Solutions                                  $     --     $  449,310   $ 1,000,000    $ 1,449,310
                                                                              ========     ==========   ===========    ===========
                                                            Total Sales       $737,314     $4,942,413   $11,000,000    $16,679,726
                          COST OF GOODS SOLD
                          Year 2000 Products and Services                     $ 14,859     $      --    $       --
                          Systems Integration and Commodities Brokerage       $226,430     $1,617,517   $ 2,700,000    $ 4,318,237
                          Command and Control Systems                         $318,418     $1,797,241   $ 4,800,000    $ 6,915,659
                          Mobile Communications and Computing                 $     --     $  292,052   $   650,000    $   942,052
                          Internet Solutions                                  $     --     $  292,052   $   650,000    $   942,052
                                                                              ========     ==========   ===========    ===========
                                                    Total Cost of Sales       $559,708     $3,998,861   $ 8,800,000    $13,117,999
                                                                              ========     ==========   ===========    ===========
                          GROSS MARGIN                                        $177,606     $  943,551   $ 2,200,000    $ 3,561,727
                          GROSS MARGIN %                                            24%           19%            20%            21%
                          INDIRECT COSTS
                          Labour                                              $ 29,719     $  224,655   $   400,000    $   654,374
                          Expenses                                            $ 38,210     $  224,655   $   400,000    $   662,865
                                                                              ========     ==========   ===========    ===========
                                                   Total Indirect Costs       $ 67,929     $  449,310   $   800,000    $ 1,317,239
                                                        Indirect Cost %              9%            9%             7%             8%
                          CONTRIBUTION MARGIN                                 $109,677     $  494,241   $ 1,400,000    $ 2,244,488
                          CONTRIBUTION MARGIN %                                     15%           10%            13%            13%
                                                                              ========     ==========   ===========    ===========